Exhibit 10.1
September 8, 2006
Mr. Robert Casale
c/o The Bisys Group
105 Eisenhower Parkway
Roseland, NJ 07068
Dear Bob:
On behalf of the Board of Directors of The BISYS Group, Inc. (the “Company”), I am pleased to formalize this offer of employment with the Company as its Interim President and Chief Executive Officer.
1. Term. Your employment with the Company commenced as of September 5, 2006 (the “Effective Date”) and is expected to terminate following the appointment by the Board of a permanent Chief Executive Officer. At the request of the Board, you will be expected to cooperate in the transition of your duties and responsibilities to the new Chief Executive Officer.
2. Responsibilities. As Interim President and Chief Executive Officer, you will report to the Board of Directors of the Company (the “Board”), and perform the duties customarily associated with such position, including such specific duties as the Board may from time to time assign to you. You may continue to engage in charitable, civic or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that such activities or service does not interfere with your duties to the Company.
3. Compensation. Your base salary will be paid, in accordance with the Company’s regular payroll practices, at an initial annual rate of $750,000 (less any withholdings and deductions required by law or authorized by you). Your base salary will be reviewed by the Compensation Committee and the Board at the end of each fiscal year. You shall not be eligible to earn any management incentive compensation for the fiscal year ending June 30, 2007, but may be eligible to earn special incentive compensation at the complete discretion of the Board. During your employment with the Company, you will cease to earn any fees for your service on the Board.
4. Employment Benefits. You will be eligible to participate in the BISYS associate benefits plan program, subject to the terms and conditions of such benefit plans or program.
5. Expense Reimbursements. You will be reimbursed for all reasonable business expenses incurred by you during the term of your employment hereunder in connection with the performance of services hereunder in accordance with the policies of the Company.
6. Miscellaneous. This letter agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. The interpretation, construction and performance of this letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principle of conflicts of laws.
Please note that the purpose of this letter is merely to describe the terms of your employment. This letter does not constitute a contract of employment and does not create any right to continued employment for any period of time. Your employment with the Company at all times will be “at will.”
The Board is deeply appreciative of your agreement to serve in this interim position. To indicate your acceptance to these terms, please sign this letter in the space below and return it to me. In the meantime, please do not hesitate to call me should you have any questions.
Sincerely,
/s/ Joseph J. Melone
Joseph Melone, Chair, Compensation Committee
On Behalf of the Board of Directors
Employment Offer
Accepted and Agreed

/s/ Robert Casale	9/8/06

Robert Casale	Date